Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lender Processing Services, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-152177) on Form S-8 of Lender Processing Services, Inc. and subsidiaries (the Company) of our reports dated March 1, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal controls over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.
Our report on the consolidated financial statements dated March 1, 2011 contains an explanatory paragraph that states that the Company completed its spin-off from Fidelity National Information Services, Inc. on July 2, 2008.
/s/ KPMG LLP
March 1, 2011
Jacksonville, Florida
Certified Public Accountants